News Release
Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Greg Dooley

330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear Announces Changes to U.S. Pension, Retiree Benefit Plans

AKRON, Ohio, February 28, 2007 – The Goodyear Tire & Rubber Company today announced a series of changes to its U.S.-based retail and salaried employee pension and retiree benefit plans aimed at increasing its global competitiveness while significantly reducing its cost structure.

“These changes allow us to continue to provide the kind of compensation packages that are competitive and will attract and retain talented associates,” said Kathleen T. Geier, senior vice president of human resources. “They are also consistent with our goal of reducing costs in excess of $1 billion by the end of 2008.”

The changes will be phased in over a two-year period, with most benefit plan changes effective in 2008 and the most significant pension plan changes in 2009. As a result, Goodyear expects after-tax savings of $80 million to $90 million in 2007, $100 million to $110 million in 2008, and $80 million to $90 million in 2009 and beyond.

The actions are expected to reduce the company’s pension obligation by approximately $100 million and its obligation for other post retirement benefits by about $525 million assuming interest rates used to value the obligations remain similar to those used at December 31, 2006.

Goodyear plans to record a one-time after-tax charge of approximately $65 million related to these actions in the first quarter of 2007.

Benefit plan changes effective Jan. 1, 2008, include:

•	Increasing the amounts that current and future salaried retirees contribute toward the cost of their medical benefits,

•	Redesigning retiree medical benefit plans to minimize cost impact on premiums,

•	Closing the company’s Medicare supplement plan to new entrants and

•	Discontinuing company-paid life insurance for salaried retirees.

The pension changes include:

•	Freezing the current salaried defined benefit pension plans as of Dec. 31, 2008,

•	Replacing the defined benefit pension plans with enhanced 401(k) savings accounts with varying levels of company contributions for current associates beginning

Jan. 1, 2009 and

•	Introducing company-matching contributions for the salaried 401(k) savings plan at 50 percent of the first 4 percent of annual pay beginning Jan. 1, 2009.

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“The changes that we’ve made were only made after careful consideration of alternatives, recognizing that there will be varying levels of personal impact depending on the circumstances of each associate and retiree,” Geier said.

According to Geier, there is a strong movement on the part of major corporations away from defined benefit pension plans and toward defined contribution plans. Additionally, the recently enacted Pension Protection Act is expected to accelerate the migration away from traditional defined benefit pensions.

Details of the plan changes will be directly communicated to the affected salaried associates and retirees over the next several weeks. Moving forward, Goodyear associates will be able to access online retirement modeling tools and investment education sessions to assist with pension and benefit decisions, and to plan for the impact of these changes.

Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. There are a variety of additional factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved as a result of the benefit plan changes described above, the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employee Beneficiary Association (VEBA) to be established to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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